EXHIBIT 10.8

AGREEMENT

THIS AGREEMENT is made as of June 18, 2004 between and among Viacom Inc. (“Viacom”), Paramount Home Entertainment, Inc. (sued as Paramount Home Video, Inc.), and Sumner Redstone (collectively, “Viacom Entities”) and Blockbuster Inc. (“Blockbuster”) (Viacom Entities and Blockbuster collectively, “Parties”), each of which is a party to a judgment sharing agreement (“Judgment Sharing Agreement”) made as of November 9, 2001 between and among certain defendants in Cleveland, et al. v. Viacom Inc., et al., No. SA-99-CA-0783 in the United States District Court for the Western District of Texas or in Merchant, et al. v. Redstone, et al., No. BC 244 270 in the Superior Court for the State of California, County of Los Angeles.

Section 1. Preamble

WHEREAS Viacom was Blockbuster’s parent at the time the Judgment Sharing Agreement was made and signed.

WHEREAS Viacom presently intends to split off Blockbuster, with the result that Viacom will no longer be Blockbuster’s parent.

WHEREAS the Judgment Sharing Agreement did not differentiate between the Viacom Entities and Blockbuster in the percentage allocations in Exhibit A thereof and instead allocated to the Viacom Entities and Blockbuster a unitary share because the Viacom Entities and Blockbuster were adjudged by the court in Cleveland, et al. v. Viacom Inc., et al. to have been incapable of conspiring with each other for purposes of antitrust laws and thus to have a unity of interest at all times relevant to the Revenue Sharing Antitrust Cases.

WHEREAS the Parties wish to provide for an equitable apportionment among themselves of the unitary share which might arise out of the Revenue Sharing Antitrust Cases (by judgment or by operation of the Judgment Sharing Agreement), to establish a process for the possible settlement of their unitary interest in the Revenue Sharing Antitrust Cases, and to avoid controversy, dispute or litigation among themselves with respect thereto.

NOW, THEREFORE, for the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 2. Definitions

Unless defined in this Agreement, capitalized terms shall have the meaning ascribed to them in the Judgment Sharing Agreement.

Section 3. Allocation of Obligations Under Judgment Sharing Agreement

3.1 The Viacom Entities and Blockbuster shall be responsible for satisfying any liability incurred by either party that arises out of the Revenue Sharing Antitrust Cases by judgment or by operation of the Judgment Sharing Agreement in accordance with the following percentages: Viacom Entities 66.67% and Blockbuster 33.33%.

Section 4. Settlement

4.1 No party may reach an agreement of Settlement in the Revenue Sharing Antitrust Cases without the consent of the other party, such consent not to be unreasonably withheld by either party.

4.2 Each party shall cooperate in any settlement discussions in a Revenue Sharing Antitrust Case, including by disclosing all settlement discussions between a party and a Claimant or Claimants. Each party shall use commercially reasonable efforts in any agreement of Settlement with a Claimant or Claimants to include a provision that complies with Sections 4.2 and 4.3 of the Judgment Sharing Agreement.

Section 5. Miscellaneous

5.1 Each party, with the assistance of its respective counsel, has read this Agreement together with the Judgment Sharing Agreement and has had an opportunity fully to negotiate the terms hereof. Accordingly, any rule of construction seeking to resolve any ambiguities against the drafting party shall not be applied in the interpretation of this Agreement.

5.2 This Agreement merges and supersedes all prior agreements, commitments, representations, writings and discussions among the Parties as to the subject matter of this Agreement. This Agreement and the Judgment Sharing Agreement are to be read together, with any conflicts regarding the Parties’ obligations resolved in favor of the obligations created by this Agreement.

5.3 Each of the Parties to this Agreement hereby affirms and acknowledges: (a) that a representative of the party with the authority to bind the party with respect to the matters set forth herein has read and understood the Agreement; (b) that the terms of this Agreement and the effects thereof have been fully explained to that representative by its counsel; (c) that the representative fully understands each term of the Agreement and its effect; and (d) that no party has relied upon any statement, representation or inducement (whether material, false, negligently made or otherwise) of any other party with respect to said party’s decision to execute this Agreement.

5.4 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, that the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their officers hereunto duly authorized, effective as of the date first above mentioned. In so doing, the Parties expressly agree to and intend to be legally bound by this Agreement.

For:	Paramount Home Entertainment, Inc. (sued as Paramount Home Video, Inc.)

By:	/s/ R. Prentice
Dated:	June 18, 2004

For:	Blockbuster Inc.

By:	/s/ Edward B. Stead
Dated:	June 18, 2004

For:	Viacom Inc.

By:	/s/ Michael D. Fricklas
Dated:	June 18, 2004

For:	Sumner Redstone

By:	/s/ Sumner Redstone
Dated:	June 18, 2004

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